Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Second Quarter and First Half Fiscal 2025 Results

◦Revenue of $283.8 Million in Q2, Ahead of Outlook
◦Diluted EPS of $1.09 in Q2, Up 2% Versus Prior Year
◦Net Cash Provided by Operating Activities of Approximately $125 Million in First Six Months, Up Approximately 13%; Reduced Debt by $75 Million and Repurchased $38 Million Shares Year-to-Date
◦Reaffirming Full-Year Fiscal 2025 Revenue, Earnings, and Cash Flow Outlook

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 7, 2024-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter and first six months ended September 30, 2024.

“Our second quarter results exceeded our sales and earnings expectations thanks to the strength of our diverse portfolio of market-leading brands and the benefits of our disciplined capital deployment strategy. Second quarter revenues were stronger than expected, primarily due to solid growth in our International and Canadian businesses, which largely offset Clear Eyes® supply constraints. In addition, strong double-digit free cash flow growth enabled us to repurchase additional shares in the second quarter and continue reducing debt and leverage,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2024

Reported revenues in the second quarter of fiscal 2025 of $283.8 million decreased 0.9% from $286.3 million in the second quarter of fiscal 2024. The revenue performance versus the prior year comparable period reflected anticipated limited ability to supply strong demand for Clear Eyes as well as declines in the Cough & Cold and Analgesic categories, partially offset by continued strong growth in the International OTC segment.

Reported net income for the second quarter of fiscal 2025 totaled $54.4 million compared to the prior year second quarter of $53.6 million. Diluted earnings per share of $1.09 for the second quarter of fiscal 2025 compared to $1.07 in the prior year comparable period.

Six Months Ended September 30, 2024

Reported revenues for the first six months of fiscal 2025 totaled $550.9 million and compared to revenues of $565.6 million for the first six months of fiscal 2024. Revenues decreased 2.6% versus the prior year comparable period. The revenue performance for the first six months reflected the anticipated limited ability to supply strong demand for Clear Eyes and declines in the Cough & Cold and Women’s Health categories, partially offset by continued strong growth in the International OTC segment.

Reported net income for the first six months of fiscal 2025 totaled $103.4 million, or $99.4 million on a non-GAAP adjusted basis, versus the prior year comparable period net income of $106.8 million. Diluted earnings per share and non-GAAP adjusted diluted earnings per share were $2.06 and $1.98, respectively, for the first six months of fiscal 2025, compared to diluted earnings per share of $2.13 in the prior year comparable period.

The adjustment to the first six months of fiscal 2025 relates to a discrete tax item in the first quarter pertaining to the release of a reserve for an uncertain tax position due to the statute of limitations expiring.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for second quarter fiscal 2025 was $69.8 million, an increase compared to $62.5 million during the prior year comparable period. Non-GAAP free cash flow in the second quarter of fiscal 2025 of $67.8 million increased compared to $59.5 million in the prior year second quarter. The Company's net cash provided by operating activities for the first six months of fiscal 2025 was $124.6 million, compared to $110.5 million during the prior year comparable period. Non-GAAP free cash flow in the first six months of fiscal 2025 was $121.4 million compared to $106.1 million in the prior year comparable period.

In the second quarter fiscal 2025, the Company repurchased approximately 0.2 million shares at a total investment of approximately $12.0 million. The Company's net debt position as of September 30, 2024 was approximately $1.0 billion, resulting in a covenant-defined leverage ratio of 2.7x.

Segment Review

North American OTC Healthcare: Segment revenues of $239.8 million for the second quarter fiscal 2025 decreased 1.9% compared to the prior year comparable quarter's segment revenues of $244.4 million. The anticipated revenue decline reflected the limited ability to fully supply demand for Clear Eyes and declines in the Cough & Cold and Analgesics categories.

For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $472.1 million, which compared to $490.6 million in the prior year comparable period. The change was attributable to lower sales in the Cough & Cold and Women’s Health categories, as well as the limited ability to fully supply demand for Clear Eyes.

International OTC Healthcare: Fiscal second quarter 2025 revenues of $44.0 million increased 5.0% compared to $41.9 million reported in the prior year comparable period, and increased 4.4% excluding the effects of foreign currency. The performance was led by strong growth for the Hydralyte® brand.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $78.8 million, an increase of approximately 5% over the prior year comparable period’s revenues of $75.1 million. The performance was led by strong growth for the Hydralyte® brand.

Commentary and Reaffirmed Outlook for Fiscal 2025

Ron Lombardi, Chief Executive Officer, stated, “Our second quarter results were slightly ahead of revenue and earnings expectations and have us set up well to achieve our previously stated fiscal 2025 outlook for sales, adjusted earnings, and cash flow.”

“We continue to benefit from a diverse portfolio of brands and anticipate second half revenue growth which builds on our first half momentum in the international segment as well as benefitting from continued improvements for the Women’s Health category. We expect these positive trends to more than offset the continued supply constraints for Clear Eyes, where we are working closely with our suppliers to meet the robust long-term demand outlook we see for this brand. Regarding profitability, we’re anticipating full-year adjusted EPS to be at the higher end of our outlook thanks to disciplined capital allocation and strong free cash flows that enabled lower interest expense and shares outstanding.”

“We will continue to execute on our business model that is focused on long-term brand-building and leveraging our cash generation. With this proven strategy and strong balance sheet we are well positioned to maximize shareholder value through disciplined capital deployment,” Mr. Lombardi concluded.

Fiscal 2025 Outlook
Revenue	$1,125 to $1,140 million
Organic Revenue Growth	Approximately 1%
Adjusted Diluted E.P.S.	$4.40 to $4.46
Free Cash Flow	$240 million or more

Fiscal Second Quarter 2025 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter fiscal 2025 results today, November 7, 2024 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," "momentum," "may," "will," "would," "expect," "anticipate," “trends,” “positioned,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, adjusted diluted earnings per share, and free cash flow, the Company’s disciplined capital deployment, the Company’s ability to execute on its brand-building strategy, the growth of the International OTC segment, the timing and extent of supply chain challenges, and the Company’s ability to maximize shareholder value. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2024 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2024	2023	2024	2023
Total Revenues	$283,785	$286,316	$550,927	$565,625

Cost of Sales
Cost of sales excluding depreciation	124,041	124,324	242,738	246,978
Cost of sales depreciation	2,362	1,972	4,785	3,954
Cost of sales	126,403	126,296	247,523	250,932
Gross profit	157,382	160,020	303,404	314,693

Operating Expenses
Advertising and marketing	41,409	40,102	80,774	76,333
General and administrative	26,067	25,997	54,977	53,684
Depreciation and amortization	5,567	5,671	11,268	11,232
Total operating expenses	73,043	71,770	147,019	141,249
Operating income	84,339	88,250	156,385	173,444

Other expense
Interest expense, net	12,281	17,606	25,418	35,325
Other expense (income), net	395	229	891	(1,009)
Total other expense, net	12,676	17,835	26,309	34,316
Income before income taxes	71,663	70,415	130,076	139,128
Provision for income taxes	17,286	16,856	26,631	32,293
Net income	$54,377	$53,559	$103,445	$106,835

Earnings per share:
Basic	$1.10	$1.08	$2.08	$2.15
Diluted	$1.09	$1.07	$2.06	$2.13

Weighted average shares outstanding:
Basic	49,652	49,687	49,768	49,727
Diluted	49,998	50,081	50,132	50,138

Comprehensive income, net of tax:
Currency translation adjustments	4,799	(3,784)	7,959	(4,430)
Total other comprehensive income (loss)	4,799	(3,784)	7,959	(4,430)
Comprehensive income	$59,176	$49,775	$111,404	$102,405

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2024	March 31, 2024

Assets
Current assets
Cash and cash equivalents	$51,540	$46,469
Accounts receivable, net of allowance of $18,179 and $16,377, respectively	163,547	176,775
Inventories	156,225	138,717
Prepaid expenses and other current assets	9,396	13,082
Total current assets	380,708	375,043

Property, plant and equipment, net	74,920	76,507
Operating lease right-of-use assets	8,551	11,285
Finance lease right-of-use assets, net	212	1,541
Goodwill	529,225	527,733
Intangible assets, net	2,316,542	2,320,583
Other long-term assets	6,727	5,725
Total Assets	$3,316,885	$3,318,417

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	31,172	38,979
Accrued interest payable	15,708	15,763
Operating lease liabilities, current portion	2,560	4,658
Finance lease liabilities, current portion	91	1,494
Other accrued liabilities	57,375	56,154
Total current liabilities	106,906	117,048

Long-term debt, net	1,051,586	1,125,804
Deferred income tax liabilities	414,865	403,596
Long-term operating lease liabilities, net of current portion	6,517	7,528
Long-term finance lease liabilities, net of current portion	126	172
Other long-term liabilities	5,124	9,185
Total Liabilities	1,585,124	1,663,333

Total Stockholders' Equity	1,731,761	1,655,084
Total Liabilities and Stockholders' Equity	$3,316,885	$3,318,417

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2024	2023
Operating Activities
Net income	$103,445	$106,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,053	15,186
Loss on disposal of property and equipment	83	191
Deferred and other income taxes	4,364	9,721
Amortization of debt origination costs	882	2,302
Stock-based compensation costs	5,559	7,834
Non-cash operating lease cost	3,430	2,816
Changes in operating assets and liabilities:
Accounts receivable	15,191	4,415
Inventories	(16,471)	223
Prepaid expenses and other current assets	3,787	(3,814)
Accounts payable	(7,596)	(18,820)
Accrued liabilities	584	(11,764)
Operating lease liabilities	(3,771)	(3,493)
Other	(964)	(1,085)
Net cash provided by operating activities	124,576	110,547

Investing Activities
Purchases of property, plant and equipment	(3,179)	(4,411)
Other	(978)	3,800
Net cash used in investing activities	(4,157)	(611)

Financing Activities
Term loan repayments	(75,000)	(85,000)
Payments of finance leases	(1,688)	(1,403)
Proceeds from exercise of stock options	3,592	9,183
Fair value of shares surrendered as payment of tax withholding	(5,832)	(5,508)
Repurchase of common stock	(37,794)	(25,000)
Net cash used in financing activities	(116,722)	(107,728)

Effects of exchange rate changes on cash and cash equivalents	1,374	(630)
Increase in cash and cash equivalents	5,071	1,578
Cash and cash equivalents - beginning of period	46,469	58,489
Cash and cash equivalents - end of period	$51,540	$60,067
Interest paid	$25,551	$33,706
Income taxes paid	$18,691	$25,118

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$239,811	$43,974	$283,785
Cost of sales	107,782	18,621	126,403
Gross profit	132,029	25,353	157,382
Advertising and marketing	34,889	6,520	41,409
Contribution margin	$97,140	$18,833	$115,973
Other operating expenses			31,634
Operating income			$84,339
*Intersegment revenues of $0.9 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$472,127	$78,800	$550,927
Cost of sales	213,341	34,182	247,523
Gross profit	258,786	44,618	303,404
Advertising and marketing	68,642	12,132	80,774
Contribution margin	$190,144	$32,486	$222,630
Other operating expenses			66,245
Operating income			$156,385
*Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$244,423	$41,893	$286,316
Cost of sales	107,466	18,830	126,296
Gross profit	136,957	23,063	160,020
Advertising and marketing	35,389	4,713	40,102
Contribution margin	$101,568	$18,350	$119,918
Other operating expenses			31,668
Operating income			$88,250
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2023
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$490,566	$75,059	$565,625
Cost of sales	217,542	33,390	250,932
Gross profit	273,024	41,669	314,693
Advertising and marketing	66,790	9,543	76,333
Contribution margin	$206,234	$32,126	$238,360
Other operating expenses			64,916
Operating income			$173,444
* Intersegment revenues of $2.0 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before normalized tax rate adjustment.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,060,000 at September 30, 2024) less cash and cash equivalents ($51,540 at September 30, 2024). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
(In thousands)
GAAP Total Revenues	$283,785	$286,316	$550,927	$565,625
Revenue Change	(0.9)%		(2.6)%
Adjustments:
Impact of foreign currency exchange rates	—	(165)	—	(334)
Total adjustments	—	(165)	—	(334)
Non-GAAP Organic Revenues	$283,785	$286,151	$550,927	$565,291
Non-GAAP Organic Revenue Change	(0.8)%		(2.5)%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
(In thousands)
GAAP Net Income	$54,377	$53,559	$103,445	$106,835
Interest expense, net	12,281	17,606	25,418	35,325
Provision for income taxes	17,286	16,856	26,631	32,293
Depreciation and amortization	7,929	7,643	16,053	15,186
Non-GAAP EBITDA	$91,873	$95,664	$171,547	$189,639
Non-GAAP EBITDA Margin	32.4%	33.4%	31.1%	33.5%

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2024	2024 Diluted EPS	2023	2023 Diluted EPS	2024	2024 Diluted EPS	2023	2023 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$54,377	$1.09	$53,559	$1.07	$103,445	$2.06	$106,835	$2.13
Adjustments:
Normalized tax rate adjustment (1)	—	—	—	—	(4,030)	(0.08)	—	—
Total adjustments	—	—	—	—	(4,030)	(0.08)	—	—
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$54,377	$1.09	$53,559	$1.07	$99,415	$1.98	$106,835	$2.13
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
(In thousands)
GAAP Net Income	$54,377	$53,559	$103,445	$106,835
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	16,045	19,862	30,371	38,050
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(622)	(10,961)	(9,240)	(34,338)
Total adjustments	15,423	8,901	21,131	3,712
GAAP Net cash provided by operating activities	69,800	62,460	124,576	110,547
Purchases of property and equipment	(2,027)	(2,934)	(3,179)	(4,411)
Non-GAAP Free Cash Flow	$67,773	$59,526	$121,397	$106,136

Outlook for Fiscal Year 2025:

Reconciliation of Projected GAAP EPS to Projected Non-GAAP Adjusted EPS:

	Low	High
Projected FY'25 GAAP Diluted EPS	$4.48	$4.54
Adjustments:
Normalized tax rate adjustment (1)	(0.08)	(0.08)
Projected FY'25 Non-GAAP Adjusted Diluted EPS	$4.40	$4.46
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'25 GAAP Net cash provided by operating activities	$250
Additions to property and equipment for cash	(10)
Projected FY'25 Non-GAAP Free Cash Flow	$240